Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Appoints Ryusuke Konto and Gentaro Toya to its Board of Directors

Stamford, CT. August 6, 2013 — Aircastle Limited (NYSE: AYR) (“Aircastle”) announced today the appointments of Ryusuke Konto and Gentaro Toya to the company’s Board of Directors, increasing the Board to 10 members.

The appointments follow the completion of the transaction on July 12, 2013 where Marubeni Corporation (“Marubeni’) acquired 12,320,000 common shares of Aircastle’s common stock at $17 per share for gross proceeds of approximately $209 million.

Mr. Konto serves as Chairman of Marubeni Aerospace Corporation which specializes in the import and supply of foreign products and parts for the aerospace and defense sectors in Japan. Mr. Konto has over 25 years of experience in the aviation industry and was Executive Officer of Marubeni Corporation from 2009 to 2011.

Mr. Toya is the Assistant Advisor to the President for the Transportation Machinery Division, Marubeni Corporation. With over 25 years of experience in the aviation industry, Mr. Toya served as Senior Operating Officer, Transportation Machinery Division from 2010 to 2012 and as Director, Aerospace & Defense Systems Unit from 2007 to 2009.

Ron Wainshal, Aircastle’s CEO, commented, “Both Mr. Konto and Mr. Toya possess considerable and wide-ranging experience in the global aerospace industry. They also embody Marubeni’s strategic approach to our business and its truly international orientation. We are very pleased they are joining our Board. I look forward to their insights and working together with them and their colleagues at Marubeni as partners to benefit from our organizations’ respective strengths.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of June 30, 2013, Aircastle’s aircraft portfolio consisted of 158 aircraft on lease with 67 customers located in 36 countries.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited